Exhibit 99.1

ENOVA ANNOUNCES CLOSING OF $400.0 MILLION OF SENIOR UNSECURED NOTES DUE 2028

CHICAGO, Dec. 6, 2023 /PRNewswire/ -- Today, Enova International, Inc. (NYSE: ENVA) (the "Company"), a leading financial technology company powered by machine learning and world-class analytics, issued $400 million in aggregate principal amount of Senior Notes due 2028 (the "Notes"). The Notes were purchased at a price of 99.058% of the principal amount and will bear interest at 11.25% per annum.

"The successful completion of our most recent bond issuance reflects investor confidence in our focused growth strategy and our ability to consistently deliver strong financial performance with our diversified product offerings and world-class machine learning risk management algorithms," said David Fisher, Enova CEO. "Enova's continued ability to efficiently access the capital markets supports our solid liquidity position and provides financial flexibility to deliver on our commitment to driving long-term shareholder value through both continued investments in our business as well as meaningful returns of capital through share repurchases."

Enova intends to use the net proceeds from the offering to redeem all of its outstanding senior notes due 2024 (the "2024 Notes"), to fund the prepayment of a portion of its outstanding borrowings under its senior revolving credit agreement, to pay the related accrued interest, premiums, fees and expenses related to the offering of the Notes and incurred in connection with the redemption of the 2024 Notes, and for general corporate purposes, including share repurchases.

About Enova
Enova International (NYSE: ENVA) is a leading financial services company with powerful online lending that serves small businesses and consumers who are underserved by traditional banks. Through its world-class analytics and machine learning algorithms, Enova has provided more than 9 million customers with over $52 billion in loans and financing. You can learn more about the company and its portfolio of businesses at www.enova.com.

Cautionary Statement Concerning Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the business, financial condition and prospects of Enova. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova's senior management with respect to the business, financial condition and prospects of Enova as of the date of this release and are not guarantees of future performance. The actual results of Enova could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to Enova's business, including, without limitation, those risks and uncertainties indicated in Enova's filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words "believes," "estimates," "plans," "expects," "anticipates" and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

SOURCE Enova International, Inc.

For further information: Investor Relations Contact: Lindsay Savarese, (212) 331-8417, IR@enova.com; Media Contact: Erin Yeager, media@enova.com